EXHIBIT 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Engages Seasoned Business Development Consultant

LONDON, ONTARIO – March 15, 2010 - Stellar Pharmaceuticals Inc. ("Stellar" or "Company") (OTCQB: SLXCF), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced it has engaged P-A-K Limited’s founder, Paul Kirkconnell, a seasoned advisor to the pharmaceutical and vaccine industry, as a consultant on business development matters.

Under the terms of the agreement, Mr. Kirkconnell will act as Stellar’s senior strategic advisor and will provide advice and assistance to the Company with respect to the identification of business opportunities, assisting in the negotiation of contractual relationships and advice regarding organizational, financial and investment matters.

Mr. Kirkconnell provides pharmaceutical companies with strategic investment and corporate development advice. Prior to founding P-A-K Limited, he was Managing Director of DRI Capital, a private investment company specialized in biopharmaceutical royalty acquisition, with over $1 billion under management. Prior to this, Mr. Kirkconnell was President of Aventis Capital, the equity investment arm of Aventis (now Sanofi Aventis) with about $750 million under management. He also served as Corporate Vice President of Business Development of Aventis Pasteur where he led their worldwide vaccine business development programs, evaluating corporate acquisitions, and was responsible for deal structures and terms with respect to licensing opportunities.

Arnold Tenney, Interim President and CEO of Stellar stated, "Paul is an internationally recognized pharmaceutical executive with broad industry expertise in global business development.  Stellar is pleased to be able to work with Paul and gain insights from his knowledge and expertise in the industry."

"I look forward to sharing my corporate development experience in the pharmaceutical industry with Stellar’s management team and to assist the Company in its strategic initiatives," said Paul Kirkconnell.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology:  NeoVisc®, for the treatment of osteoarthritis; and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome, an inflammatory disease of the urinary bladder wall.  Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

Forward-looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

For more information contact:

Stellar Pharmaceuticals Inc.
Arnold Tenney – Interim President & CEO
800-639-0643 or 705-445-9505